Exhibit 17.1

Tom Laws

909 N. Hudson St.

Silver City, NM  88061

January 9, 2019

Board of Directors

Santa Fe Gold Corporation

3544 Rio Grande Blvd., NW

Albuquerque, NM  87107

Gentlemen:

I hereby resign, effective the date hereof, as a director of Santa Fe Gold Corporation.

Yours truly,

/s/ Tom Laws

Tom Laws